Exhibit 10.1

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

(Mark Mroczkowski)

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into on October 15, 2012, but shall be effective as of the 1st day of October, 2012 (the “Effective Date”), by and among MARK L. MROCZKOWSKI, an individual (“Employee”), and DUBLI, INC., a Nevada corporation (“DubLi”), with reference to the following recitals:

A.            Employee and DubLi and its various subsidiaries entered into that certain Employment Agreement dated as of September 30, 2010 (the “Prior Agreement”).

B.             Employee and DubLi agree that is in the best interest of the parties to amend and restate in its entirety the Prior Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of Employee and DubLi hereby agree to amend and restate the Prior Employment Agreement in its entirety as follows:

1.             Employment.  DubLi hereby employs Employee and hereby affirms the employment of Employee and Employee hereby affirms, renews and accepts such employment, for the “Term” (as defined in Section 3 below), upon the terms and conditions set forth herein. This Agreement supersedes and replaces the Prior Agreement in its entirety.

2.             Duties.  From the Effective Date through January 31, 2013, Employee shall serve as Chief Financial Officer of the Company. From February 1, 2013 though the end of the Term, Employee shall serve as an officer of DubLi as determined by the Board of Directors of DubLi. During the Term, Employee shall serve DubLi faithfully, diligently and to the best of his ability, under the direction of the Board of Directors of DubLi.  Employee shall render such services during the Term at the Corporation’s principal place of business or such other location as will allow Employee to diligently perform his duties hereunder. Employee shall render such services during the Term as DubLi may from time to time reasonably require of him, and shall devote that portion of his business time as defined in Section 5 below to the performance thereof.  Employee shall have those duties and powers as are commensurate with Employee’s education and business experience, subject to the control of the Board of Directors of DubLi.  The precise services and duties that Employee is obligated to perform hereunder may from time to time be changed, amended, extended or curtailed by the Board of Directors of DubLi.

3.             Term.  The “Term” of this Agreement shall commence on the Effective Date and continue thereafter for a term of sixteen (16) months (i.e., until January 31, 2014), as may be extended or earlier terminated pursuant to the terms and conditions of this Agreement. The Term of this Agreement shall automatically renew for successive one (1) year periods unless, within sixty (60) days of the expiration of the then existing Term, DubLi or Employee provides written notice to the other party that it elects not to renew the Term. Upon delivery of such notice, this Agreement shall continue until expiration of the Term, whereupon this Agreement shall terminate.

4.             Compensation.

4.1.            Salary.  DubLi shall pay to Employee a total minimum annual salary of Two Hundred and Sixteen Thousand Dollars ($216,000) (the “Minimum Salary”), payable in equal installments at the end of such regular payroll accounting periods as are established by DubLi, or in such other installments upon which the parties hereto shall mutually agree.  The Minimum Salary shall be paid to Employee by DubLi, subject to the terms set out below.  In addition, DubLi may pay additional salary from time to time, and award bonuses in cash, stock or stock options or other property and services, as DubLi may determine in its sole discretion or pursuant to separate agreements with Employee.

4.2.            Benefits.  During the Term, Employee shall be entitled to participate in medical and other employee benefit plans, including vacation, sick leave, retirement accounts, profit sharing, stock option plans, stock appreciation rights, and other employee benefits, as determined by the Board of Directors of DubLi.

4.3.            Expense Reimbursement.  DubLi shall reimburse Employee for reasonable and necessary expenses incurred by him on behalf of DubLi in the performance of his duties hereunder during the Term, provided that such expenses are adequately documented in accordance with DubLi’s then customary policies.

5.             Other Employment.  Employee shall devote as much of his business and professional time and effort, attention, knowledge, and skill to the management, supervision and direction of DubLi’s business and affairs as is necessary to faithfully and diligently further the business and best interests of DubLi. Subject to his fiduciary duties, any applicable laws and Sections 7 and 8 hereof, Employee may, during the term hereof, be interested directly or indirectly, in any manner, as partner, officer, director, stockholder, advisor, employee or in any other capacity in any other business.  Subject to his fiduciary duties, any applicable laws and Sections 7 and 8 hereof, nothing herein contained shall prevent or limit the right of Employee to invest any of his surplus funds in the capital stock or other securities of any corporation, company or limited partnership, or whose stock or securities are publicly owned or are regularly traded on any public exchange; nor shall anything herein contained prevent Employee from investing or limit Employee’s right to invest his surplus funds in real estate.  Subject to his fiduciary duties, any applicable laws and Sections 7 and 8 hereof, nothing herein shall prevent Employee from serving in a volunteer capacity as officer, director, or advisor for professional organizations with which he is affiliated.  DubLi hereby acknowledges and agrees that Employee may, in good faith, use his discretion in resolving any conflicts between DubLi and its subsidiaries and/or among DubLi’s subsidiaries, and Employee shall be entitled to rely upon the direction of DubLi and DubLi's Board of Directors to resolve any such conflicts of interest.  The Employee acknowledges and agrees that he has a fiduciary duty of loyalty to the DubLi, and that he will not engage in any activity during the term of this Agreement, which will or could, in any significant way, harm the business, business interests or reputation of DubLi.

6.             Indemnification.

6.1.            Third Party Actions.  DubLi hereby indemnifies Employee in the event that Employee is a party, or is threatened to be made a party, to any proceeding (other than an proceeding by or in the right of any DubLi to procure a judgment in DubLi’s favor) by reason of Employee’s status as an officer, director, agent or employee of DubLi, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with such proceeding if Employee acted in good faith and in a manner that Employee reasonably believed to be in DubLi’s best interests and, in the case of a criminal proceeding, Employee had no reasonable cause to believe Employee’s conduct was unlawful.  The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, create any presumption that (a) Employee did not act in good faith or in a manner which Employee reasonably believed to be in DubLi’s best interests or (b) Employee had no reasonable cause to believe that Employee’s conduct was unlawful.

6.2.            Successful Defense By Employee.  To the extent that Employee has been successful on the merits in defense of any proceeding referred to in Sections 6.1, or in defense of any claim, issue, or matter therein, DubLi shall indemnify Employee against expenses actually and reasonably incurred by Employee in connection therewith.

6.3.            Advances.  Expenses incurred in defending any proceeding shall be advanced by the Related Companies before the final disposition of such proceeding upon receipt of an undertaking by or on behalf of Employee to repay such amounts if it shall be determined ultimately that Employee is not entitled to be indemnified as authorized in this Section 7.

6.4.            Other Contractual Rights.  The indemnification provided by this Section 6 shall be deemed cumulative, and not exclusive, of any other rights to which Employee may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.  Nothing in this section shall affect any right to indemnification to which Employee may be entitled by contract or otherwise.

6.5.            Insurance.  To the extent available at commercially reasonable rates and limits, DubLi shall collectively purchase and maintain insurance on behalf of Employee insuring against any liability asserted against or incurred by Employee in any capacity or arising out of Employee’s status as such, whether or not DubLi has the power to indemnify Employee against that liability under the provisions of this Section 6.

6.6.            Survival.  The rights provided by this Section 6 shall survive the expiration or earlier termination of this Agreement pursuant hereto and shall inure to the benefit of Employee’ heirs, executors, and administrators.

6.7.            Amendment.  Any amendment, repeal, or modification of DubLi's articles or bylaws shall not adversely affect Employee’s indemnification rights or privileges existing at the time of such amendment, repeal, or modification.

6.8.            Settlements.  DubLi shall not be liable to indemnify Employee under this Section 6 for (i) any amounts paid in settlement of any action or claim effected without DubLi’s written consent, which consent shall not be unreasonably withheld, or (ii) any judicial award, if DubLi was not given a reasonable and timely opportunity to participate, at DubLi’s expense, in the defense of such action.

6.9.            Subrogation.  In the event of payment under this Section 6, DubLi shall be subrogated to the extent of such payment to all Employee’s rights of recovery; and Employee shall execute all papers required and shall do everything necessary or appropriate to secure such rights, including the execution of any documents necessary or appropriate to DubLi effectively bringing suit to enforce such rights.

6.10.        No Duplication Of Payments.  DubLi shall not be liable under this Section 6 to make any payment in connection with any claim made against Employee to the extent Employee has otherwise actually received payment, whether under a policy of insurance, agreement, vote, or otherwise, of any amount which is otherwise subject to indemnification under this Section 6.

6.11.        Proceedings And Expenses. For the purposes of this Section 6, “proceeding” means any threatened, pending, or completed action or proceeding, whether civil, criminal, administrative, or investigative; and “expenses” includes, without limitation, attorney fees and any expenses of establishing a right to indemnification under this Section 6.

7.             Confidential Information/ Inventions.

7.1.            Employee shall not, in any manner, for any reasons, either directly or indirectly, divulge or communicate to any person, firm or corporation, any confidential information concerning any matters not generally known in DubLi's industry or otherwise made public by DubLi which affects or relates to DubLi's business, finances, marketing and/ or operations, research, development, inventions, products, designs, plans, procedures, or other data (collectively, “Confidential Information”) except in the ordinary course of business or as required by applicable law.  Without regard to whether any item of Confidential Information is deemed or considered confidential, material, or important, the parties hereto stipulate that as between them, to the extent such item is not generally known in the DubLi's industry, such item is important, material, and confidential and affects the successful conduct of DubLi’s business and good will, and that any breach of the terms of this Section 7.1 shall be a material and incurable breach of this Agreement.

7.2.            Employee further agrees that all documents and materials furnished to Employee by DubLi and relating to DubLi’s business or prospective business are and shall remain the exclusive property of DubLi as the case may be.  Employee shall deliver all such documents and materials to DubLi upon demand therefore and in any event upon expiration or earlier termination of this Agreement.  Any payment of sums due and owing to Employee by DubLi upon such expiration or earlier termination shall be conditioned upon returning all such documents and materials, and Employee expressly authorizes DubLi to withhold any payments due and owing pending return of such documents and materials.

7.3.            All ideas, inventions, and other developments or improvements conceived or reduced to practice by Employee, alone or with others, during the term of this Agreement, whether or not during working hours, that are within the scope of the business of DubLi or that relate to or result from any of DubLi's work or projects or the services provided by Employee to DubLi pursuant to this Agreement, shall be the exclusive property of DubLi.  Employee agrees to assist DubLi during the term, at DubLi’s expense, to obtain patents and copyrights on any such ideas, inventions, writings, and other developments, and agrees to execute all documents necessary to obtain such patents and copyrights in the name of DubLi.

8.             Covenant Not to Compete.  During the term of this Agreement, Employee shall not engage in any of the following competitive activities: (a) engaging directly or indirectly in any business or activity substantially similar to any business or activity engaged in by DubLi as of the date of this Agreement; (b) soliciting or taking away any employee, business associate, agent, representative, contractor, supplier, vendor, customer, franchisee, lender or investor of DubLi, or attempting to so solicit or take away; (c) interfering with any contractual or other relationship between DubLi and any employee, business associate, agent, representative, contractor, supplier, vendor, customer, franchisee, lender or investor; or (d) using, for the benefit of any person or entity other than DubLi, any Confidential Information of DubLi.  The foregoing covenant prohibiting competitive activities shall survive the termination of this Agreement and shall extend, and shall remain enforceable against Employee, for the period of one (1) year following the date this Agreement is terminated.  In addition, during the two-year period following such expiration or earlier termination, either party shall not make or permit the making of any negative statement of any kind concerning the other party.

9.             Survival.  Employee agrees that the provisions of Sections 7 and 8 shall survive expiration or earlier termination of this Agreement for any reasons, whether voluntary or involuntary, with or without cause, and shall remain in full force and effect thereafter.

10.           Injunctive Relief.  Employee acknowledges and agrees that the covenants and obligations of Employee set forth in Sections 7 and 8 with respect to non-competition, non-solicitation, confidentiality and the DubLi's property relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause DubLi irreparable injury for which adequate remedies are not available at law.  Therefore, Employee agrees that DubLi shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain Employee from committing any violation of the covenants and obligations referred to in this Section 10.  These injunctive remedies are cumulative and in addition to any other rights and remedies DubLi may have at law or in equity.

11.           Termination

11.1.        Termination by Employee.  Employee may not terminate this Agreement without “good reason” prior to January 31, 2013. Employee may terminate this Agreement without cause at any time following January 31, 2013 and for any reason upon ninety (90) days’ notice to DubLi.  Employee may terminate this Agreement with “good reason” at any time by written notice to DubLi. For purposes of this Agreement, the term “good reason” for termination by Employee shall be (a) a material breach by DubLi of any material covenant or obligation hereunder; or (b) the voluntary or involuntary dissolution of DubLi.  The written notice given hereunder by Employee to DubLi shall specify in reasonable detail the “good reason” for termination, and, in the case of good reason, such termination notice shall not be effective until ninety (90) days after DubLi’s receipt of such notice, during which time DubLi shall have the right to respond to Employee’s notice and cure the breach or other event giving rise to the termination.

11.2.        Termination by DubLi.  DubLi may not terminate its employment of Employee under this Agreement without cause prior to January 31, 2014. DubLi may terminate its employment of Employee under this Agreement without cause at any time following January 31, 2014 and for any reason upon ninety (90) days’ notice to Employee.  DubLi may terminate its employment of Employee under this Agreement for cause at any time by written notice to Employee.  For purposes of this Agreement, the term “cause” for termination by DubLi shall be (a) a conviction of or plea of guilty or nolo contendere by Employee to a felony; (b) the consistent refusal by Employee to perform his material duties and obligations hereunder; or (c) Employee’s willful and intentional misconduct in the performance of his material duties and obligations as set forth from time to time in the employee manual.  The written notice given hereunder by DubLi to Employee shall specify in reasonable detail the cause for termination.  In the case of a termination for the cause described in (a) above, such termination shall be effective upon receipt of the written notice.  In the case of the causes described in (b) and (c) above, such termination shall, at the DubLi’s sole discretion, be effective (i) upon receipt of the written notice or (ii) ninety (90) days after Employee’s receipt of such notice, during which time Employee shall have the right to respond to DubLi's notice and cure the breach or other event giving rise to the termination.

11.3.        Severance.  Upon a termination of this Agreement without good reason by Employee or with cause by DubLi, DubLi shall immediately pay to Employee all accrued and unpaid compensation as of the date of such termination.  Upon a termination of this Agreement with good reason by Employee or without cause by DubLi, DubLi shall immediately pay to Employee all accrued and unpaid compensation as of the date of such termination plus the Severance Payment. The accrued compensation due and payable at termination shall bear interest at the lesser of eight percent (8%) per annum or the maximum rate permitted by law until such amounts are paid in full. The “Severance Payment” shall equal the total amount of salary payable to Employee under Section 4.1 of this Agreement from the date of such termination until six months after termination payable in equal installments at the end of such regular payroll accounting periods as are established by the Corporation, or in such other installments upon which the parties hereto shall mutually agree.  Upon such a termination with good reason by Employee or without cause by DubLi, any unvested stock options then held by such Employee will vest immediately and options held by such Employee will remain exercisable for a period of ninety (90) days from the date of such termination, but in no event later than the expiration date of the option.

12.           Termination Upon Death.  If Employee dies during the term of this Agreement, this Agreement shall terminate, except that Employee’s legal representatives shall be entitled to receive any earned but unpaid compensation due hereunder. Any unvested stock options then held by the Employee will vest immediately and options held by the Employee, or his estate, will remain exercisable for three (3) years from the date of the Employee’s death or termination due to Disability, but in no event later than the expiration date of the option.

13.           Termination Upon Disability.  If, during the term of this Agreement, Employee suffers and continues to suffer from a “Disability” (as defined below), then DubLi may terminate this Agreement by delivering to Employee sixty (60) calendar days prior written notice of termination based on such Disability, setting forth with specificity the nature of such Disability and the determination of Disability by DubLi.  For the purposes of this Agreement, “Disability” means Employee’s inability, with reasonable accommodation, to substantially perform Employee’s duties, services and obligations under this Agreement due to physical or mental illness or other disability for a continuous, uninterrupted period of ninety (90) calendar days. Any unvested stock options then held by the Employee will vest immediately and options held by the Employee, or his estate, will remain exercisable for three (3) years from the date of the Employee’s termination due to Disability, but in no event later than the expiration date of the option.

14.          Personnel Policies, Conditions, And Benefits.  Except as otherwise provided herein, Employee’s employment shall be subject to the personnel policies and benefit plans which apply generally to DubLi's employees as the same may be interpreted, adopted, revised or deleted from time to time, during the term of this Agreement, by DubLi in its sole discretion.  During the term hereof, Employee shall receive the following:

14.1.        Vacation.  Employee shall be entitled to vacation during each year of the term at the rate of six (6) weeks per year; provided that no vacation shall accrue from year to year during the term.

15.           Beneficiaries of Agreement.  This Agreement shall inure to the benefit of DubLi and any affiliates, successors, assigns, parent corporations, subsidiaries, and/or purchasers of DubLi as they now or shall exist while this Agreement is in effect.

16.           No Waiver.  No failure by either party to declare a default based on any breach by the other party of any obligation under this Agreement, or failure of such party to act quickly with regard thereto, shall be considered to be a waiver of any such obligation, or of any future breach.

17.           Modification.  No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the parties to be charged therewith.

18.           Choice Of Law/Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to any conflict-of-laws principles. DubLi and Employee hereby consent to personal jurisdiction before all courts in the County of Orange, State of Florida, and hereby acknowledge and agree that Orange County, Florida is and shall be the most proper forum to bring a complaint before a court of law.

19.           Entire Agreement.  This Agreement embodies the whole agreement between the parties hereto and there are no inducements, promises, terms, conditions, or obligations made or entered into by DubLi or Employee other than contained herein.

20.           Severability.  All agreements and covenants contained herein are severable, and in the event any of them, with the exception of those contained in Sections 1 and 4 hereof, shall be held to be invalid by any competent court, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

21.           Headings.  The headings contained herein are for the convenience of reference and are not to be used in interpreting this Agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto on October 15, 2012, but shall be effective as of October 1, 2012.

DUBLI, INC.

DubLi, Inc.
a Nevada corporation

By: /s/ Michael B. Hansen
Michael B. Hansen

Employee
an Individual

/s/ Mark Mroczkowski
Mark Mroczkowski